Exhibit 99.1

Arcus Biosciences Reports Second-Quarter 2023 Financial Results and Provides a Pipeline Update

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Presented data from the ongoing ARC-7 Phase 2 trial in non-small cell lung cancer at American Society of Clinical Oncology (ASCO); Fc-silent anti-TIGIT monoclonal antibody domvanalimab continued to demonstrate clinically meaningful improvements over anti-PD-1 monotherapy across all measures evaluated, including progression-free survival, overall response rate, and duration of response
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Initiated the dose-expansion phase of the Phase 1b ARC-20 study of AB521, a potential best-in-class HIF-2a inhibitor, in clear-cell renal cell carcinoma patients (ccRCC) at a dose of 100 mg daily; pharmacokinetic, pharmacodynamic and safety data, along with any preliminary signs of anti-tumor activity from the dose-escalation phase are expected in late 2023 or early 2024
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An analysis of data from the Phase 1/1b ARC-8 study of quemliclustat was conducted; the overall survival (OS) data were encouraging relative to historical benchmarks for chemotherapy alone and will be submitted for presentation at a future scientific conference
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Based on our most recent analysis of data from ARC-6, the etrumadenant-based combination is not expected to demonstrate sufficient clinical benefit in castrate resistant prostate cancer to warrant further investment; ARC-9 data in colorectal cancer are expected in the first half of 2024
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With $1.0 billion in cash, cash equivalents and marketable securities and funding into 2026, Arcus is well positioned to advance its pipeline.

HAYWARD, Calif. – (BUSINESS WIRE) – August 7, 2023 – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for people with cancer, today reported financial results for the second quarter ended June 30, 2023, and provided a pipeline update on its clinical-stage investigational molecules – targeting TIGIT, the adenosine axis (CD73 and A2a/A2b receptors), HIF-2a and PD-1 – across multiple common cancers.

“Beyond our broad development program for domvanalimab, our potentially best-in-class Fc-silent anti-TIGIT antibody, in lung and upper GI cancers, our pipeline continues to mature with multiple clinical-stage molecules being evaluated across common cancers of high unmet need. In addition, our discovery platform is expected to continue to generate at least one IND per year, and we expect to advance two new molecules into the clinic prior to the end of 2023,” said Terry Rosen, Ph.D., chief executive officer of Arcus. “By early next year, we expect to present several key datasets across our pipeline, including data from our Phase 2 EDGE-Gastric study (ARC-21) for domvanalimab in first-line gastric cancer, overall survival data from ARC-8 for quemliclustat in pancreatic cancer, and data from the Phase 1b ARC-20 study for AB521, our HIF-2a inhibitor.”

Pipeline Highlights:

Domvanalimab (Fc-silent anti-TIGIT monoclonal antibody)

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Arcus and Gilead presented interim data from the ongoing ARC-7 study at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2023.
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At the time of data cutoff (DCO), February 7, 2023, safety and efficacy were evaluated in all patients treated (n=150).
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With a median follow-up time of approximately 18 months, both domvanalimab-containing study arms demonstrated sustained, clinically meaningful improvements in progression-free survival (PFS) compared to zimberelimab (Z) monotherapy, with a 33% reduction in risk of disease progression or death for the doublet and 28% for the triplet.
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As of the DCO, approximately twice as many participants remained on study treatment in each of the domvanalimab-containing arms compared to zimberelimab monotherapy. Preliminary duration of response (DoR) analyses also substantially favored the domvanalimab-containing arms.

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Consistent ORR and PFS improvements were observed for the domvanalimab-containing arms in a post-hoc analysis of centrally confirmed PD-L1-high patients.
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All treatment combinations were generally well tolerated; no new safety signals were observed across the three study arms.
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Initial ORR data from the ongoing EDGE-Gastric (ARC-21) Phase 2 study of domvanalimab plus zimberelimab and chemotherapy in first-line upper GI cancers are anticipated in the fourth quarter of 2023. These data will be from the cohort that includes the same patient population and dosing regimen as the ongoing Phase 3 study, STAR-221.
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Domvanalimab has the potential to be first-to-market in this indication, since it is currently the only anti-TIGIT antibody in late-stage clinical development for gastric, esophageal, and gastro-esophageal junction adenocarcinoma. These tumor types represent a potential drug-treatable population of over 25,000 in the US and over 100,000 in G-7 countries.

AB521 (HIF-2a inhibitor)

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Arcus has initiated the dose-expansion stage of ARC-20, a Phase 1/1b study of AB521 in ccRCC patients, evaluating a 100-mg daily dose, which Arcus believes has the potential to achieve at least 3 times higher levels of the HIF-2a inhibitor than those equivalent to the approved dose of the marketed competitor. No dose-limiting toxicities have been observed to date in ARC-20.
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Initial pharmacokinetic (PK), pharmacodynamic (PD) and safety data, along with any preliminary signs of anti-tumor activity from the dose-escalation phase of ARC-20, are expected in late 2023 or early 2024. Efficacy data from the dose-expansion stage of the ARC-20 study are anticipated later in 2024.
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A Phase 2 study evaluating AB521 in combination with other agents is anticipated to begin in the fourth quarter of 2023.

Quemliclustat (small-molecule CD73 inhibitor)

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Arcus conducted an analysis of data from the ongoing Phase 1/1b ARC-8 trial evaluating quemliclustat plus chemotherapy with or without zimberelimab in first-line pancreatic cancer.
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At this analysis, patients had a median follow-up time of 22 months, and the overall survival data were mature.
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These data were encouraging relative to historical benchmarks for chemotherapy alone and will be submitted for presentation at a future scientific conference.

Etrumadenant (A2a/A2b adenosine receptor antagonist)

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Arcus and Gilead reviewed radiographic PFS (rPFS) data from the randomized cohort of ARC-6, a Phase 1b/2 study evaluating etrumadenant plus zimberelimab and docetaxel versus docetaxel in metastatic castrate-resistant prostate cancer (mCRPC).
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While the trial will continue to completion, further development of etrumadenant in mCRPC has been deprioritized.
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Data from ARC-9, a Phase 1b/2 study evaluating etrumadenant plus zimberelimab plus chemotherapy in second-line and third-line metastatic colorectal cancer (mCRC), which is fully enrolled, are expected in the first half of 2024, due to a slower-than-anticipated event rate.

Early Clinical and Preclinical Programs

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Arcus initiated ARC-25, a Phase 1 trial in cancer patients for AB598, its anti-CD39 antibody, in the second quarter of 2023.
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Arcus expects to initiate a Phase 1 study in healthy volunteers of AB801, its potent and highly selective Axl inhibitor, in the third quarter of 2023.
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Arcus has identified several chemotypes against KIT, a target involved in multiple allergic and immune-mediated diseases. Advanced molecules, with differentiated chemotypes relative to the previously identified AB375, are undergoing characterization. Arcus expects to select a new development candidate by year end.

Corporate Highlights:

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In May 2023, Arcus and Gilead expanded their previously announced research collaboration focused on oncology to include therapies for the treatment of inflammatory diseases.
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Under the terms of the expanded collaboration, Arcus received an upfront payment of $35 million and will initiate research programs against up to four targets jointly selected by the parties that are applicable to inflammatory diseases.
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Gilead may exercise an option to license each program at two separate, prespecified time points.
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If Gilead exercises its option at the earlier time point for the first two target programs, Arcus would be eligible to receive up to $420 million in option and milestone payments as well as tiered royalties for each optioned program.
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For any other option exercise by Gilead for the four target programs, the parties would have rights to co-develop and share global development costs and to co-commercialize and share profits in the United States for optioned programs.
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In June 2023, Arcus sold 1.0 million shares of common stock to Gilead at a purchase price of $19.26 per share, increasing Gilead’s ownership to 19.9%. Gross proceeds to Arcus from the transaction were $19.5 million.

Financial Results for Second Quarter 2023:

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Cash, cash equivalents and marketable securities were $1.0 billion as of June 30, 2023, compared to $1.1 billion as of December 31, 2022. The decrease during the period is primarily due to the use of cash in research and development activities, partially offset by receipts of $35 million in upfront payments from Gilead to initiate Arcus-led discovery and early development activities on two jointly selected inflammation targets and $20 million in proceeds from their purchase of 1.0 million shares of our common stock. Arcus now expects cash utilization between $290 million and $325 million for the year ended December 31, 2023. Arcus continues to expect cash, cash equivalents and marketable securities on-hand to be sufficient to fund operations into 2026.
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Revenues were $29 million for the second quarter 2023, compared to $27 million for the same period in 2022. In the second quarter 2023, Arcus recognized $19 million in license and development service revenues related to the advancement of programs under the Gilead collaboration as well as $10 million in other collaboration revenue primarily related to Gilead’s ongoing rights to access Arcus’s research and development pipeline in accordance with the Gilead collaboration agreement. Revenues were $54 million for the six months ended June 30, 2023, compared to $45 million for the same period in 2022.
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Research and Development (R&D) Expenses were $84 million for the second quarter 2023, compared to $70 million for the same period in 2022. Arcus’s expanding clinical and development activities increased costs by $19 million, partially offset by $5 million in higher reimbursements for shared expenses from Arcus's collaborations, primarily the Gilead collaboration. The net increase was driven primarily by: increases in clinical costs due to Arcus's expanding clinical and development activities as Arcus enrolled more patients in its existing and new studies; increases in net employee compensation costs due to our growing headcount; partially offset by a decrease in net drug manufacturing costs due to less manufacturing activity for domvanalimab. Non-cash stock-based compensation expense was $9 million and $7 million for the second quarter 2023 and 2022, respectively. R&D expenses were $165 million for the six months ended June 30, 2023, compared to $131 million for the same period in 2022. For second-quarter 2023 and 2022, Arcus recognized reimbursements of $44 million and $39 million, respectively, for shared expenses from its collaborations, primarily the Gilead collaboration. Reimbursements were $86 million for the six months ended June 30, 2023, compared to $70 million for the same period in 2022.
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General and Administrative (G&A) Expenses were $28 million for the second quarter 2023, compared to $26 million for the same period in 2022. The increase was primarily driven by the increased complexity of supporting Arcus's expanding clinical pipeline and partnership obligations. Non-cash stock-based compensation expense was $9 million for the second quarter 2023, compared to $8 million for the same period in 2022. G&A expenses were $58 million for the six months ended June 30, 2023, compared to $50 million for the same period in 2022.
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Net Loss was $75 million for the second quarter 2023, compared to $67 million for the same period in 2022. Net loss was $155 million for the six months ended June 30, 2023, compared to $135 million for the same period in 2022.

Arcus Ongoing and Announced Clinical Studies

Trial Name	Arms	Setting	Status	NCT No.
Lung Cancer
ARC-7	zim vs. dom + zim vs. etruma + dom + zim	1L NSCLC (PD-L1 ≥ 50%)	Ongoing Randomized Phase 2	NCT04262856
PACIFIC-8 (Operationalized by AZ)	dom + durva vs. durva	Curative-Intent Stage 3 NSCLC	Ongoing Registrational Phase 3	NCT05211895
ARC-10	dom + zim vs. pembro	1L NSCLC (PD-L1 ≥ 50%)	Ongoing Registrational Phase 3	NCT04736173
STAR-121 (Operationalized by Gilead)	dom + zim + chemo vs. pembro + chemo	1L NSCLC (PD-L1 all-comers)	Ongoing Registrational Phase 3	NCT05502237
EDGE-Lung	dom +/- zim +/- quemli +/- chemo	1L/2L NSCLC (lung cancer platform study)	Ongoing Randomized Phase 2	NCT05676931
VELOCITY-Lung (Operationalized by Gilead)	dom +/- zim +/- etruma +/- sacituzumab govitecan-hziy or other combos	1L/2L NSCLC (lung cancer platform study)	Ongoing Randomized Phase 2	NCT05633667
Gastrointestinal Cancers
ARC-9	etruma + zim + mFOLFOX vs. SOC	2L/3L/3L+ CRC	Ongoing Randomized Phase 2	NCT04660812
EDGE-Gastric (ARC-21)	dom +/- zim +/- quemli +/- chemo	1L/2L Upper GI Malignancies	Ongoing Randomized Phase 2	NCT05329766
STAR-221	dom + zim + chemo vs. nivo + chemo	1L Gastric, Gastroesophageal Junction (GEJ), and Esophageal Adenocarcinoma (EAC)	Ongoing Registrational Phase 3	NCT05568095
Pancreatic Cancer
ARC-8	quemli + zim + gem/nab-pac vs. quemli + gem/nab-pac	1L, 2L PDAC	Ongoing Randomized Phase 1/1b	NCT04104672
Prostate Cancer
ARC-6	etruma + zim + SOC vs. SOC (also enrolling sacituzumab govitecan-hziy combination cohorts)	2L/3L CRPC	Ongoing Randomized Phase 2	NCT04381832
Renal Cancer
ARC-20	AB521	Cancer Patients / ccRCC	Ongoing Phase 1/1b	NCT05536141
Other
ARC-25	AB598	Advanced Malignancies	Ongoing	NCT05891171

dom: domvanalimab; durva: durvalumab; etruma: etrumadenant; gem/nab-pac: gemcitabine/nab-paclitaxel; nivo: nivolumab; pembro: pembrolizumab; quemli: quemliclustat; SOC: standard of care; zim: zimberelimab

ccRCC: clear-cell renal cell carcinoma; CRC: colorectal cancer; CRPC: castrate-resistant prostate cancer; GI: gastrointestinal; NSCLC: non-small cell lung cancer; PDAC: pancreatic ductal adenocarcinoma

About the Gilead Collaboration

In May 2020, Arcus entered into a 10-year collaboration with Gilead to strategically advance our portfolio. Under this collaboration, Gilead obtained time-limited exclusive option rights to all of our clinical programs arising during the collaboration term. We and Gilead are co-developing five investigational products, including zimberelimab (our anti-PD-1 molecule), domvanalimab (our anti-TIGIT antibody), etrumadenant (our adenosine receptor antagonist) and quemliclustat (our CD73 inhibitor). The collaboration was expanded in November 2021 to include research directed to two targets for oncology, which research collaboration was further expanded in May 2023 to add up to four targets for inflammatory diseases.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage, global biopharmaceutical company developing differentiated molecules and combination medicines for people with cancer. In partnership with industry partners, patients and physicians around the world, Arcus is expediting the development of first- or best-in-class medicines against well-characterized biological targets and pathways and studying novel, biology-driven combinations that have the potential to help people with cancer live longer. Founded in 2015, the company has expedited the development of multiple investigational medicines into clinical studies, including new combination approaches that target TIGIT, PD-1, the adenosine axis (CD73 and dual A2a/A2b receptor) and HIF-2a. For more information about Arcus Biosciences’ clinical and pre-clinical programs, please visit www.arcusbio.com or follow us on Twitter.

Domvanalimab, etrumadenant, quemliclustat, and zimberelimab are investigational molecules, and neither Gilead nor Arcus has received approval from any regulatory authority for any use globally, and their safety and efficacy have not been established. AB521 and AB598 are also investigational molecules, and Arcus has not received approval from any regulatory authority for any use globally, and their safety and efficacy have not been established.

Forward-Looking Statements

This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the statements in Dr. Rosen’s quote and statements regarding: Arcus’s expectation that its cash, cash equivalents and marketable securities on-hand are sufficient to fund operations into 2026; the timing and scope of analyses, data disclosures and presentations; the potency, efficacy or safety of Arcus’s investigational products; and the initiation of and associated timing for future studies. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks associated with preliminary and interim data not being guarantees that future data will be similar; the unexpected emergence of adverse events or other undesirable side effects; difficulties or delays in initiating or conducting clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials; Arcus’s dependence on the collaboration with Gilead for the successful development and commercialization of its optioned molecules; difficulties associated with the management of the collaboration activities or expanded clinical programs; changes in the competitive landscape for Arcus’s programs; and the inherent uncertainty associated with pharmaceutical product development and clinical trials. Risks and uncertainties facing Arcus are described more fully in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 7, 2023 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release except to the extent required by law.

The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.

Investor Inquiries:
Pia Eaves (Banerjee)
Head of Investor Relations & Strategy
(617) 459-2006
peaves@arcusbio.com

Media Inquiries:
Holli Kolkey
VP of Corporate Communications
(650) 922-1269
hkolkey@arcusbio.com

ARCUS BIOSCIENCES, INC.

Consolidated Statements of Operations

(unaudited)

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
License and development service revenue	$19	$17	$36	$25
Other collaboration revenue	10	10	18	20
Total revenues	29	27	54	45

Operating expenses:
Research and development	84	70	165	131
General and administrative	28	26	58	50
Total operating expenses	112	96	223	181

Loss from operations	(83)	(69)	(169)	(136)

Non-operating income (expense):
Interest and other income, net	9	3	18	3
Effective interest on liability for sale of future royalties	-	(1)	(1)	(1)
Total non-operating income, net	9	2	17	2

Net loss before income taxes	(74)	(67)	(152)	(134)

Income tax expense	(1)	-	(3)	(1)

Net loss	$(75)	$(67)	$(155)	$(135)

Net loss per share:
Basic and diluted	$(1.04)	$(0.93)	$(2.13)	$(1.88)

Shares used to compute net loss per share:
Basic and diluted	73.2	71.8	73.1	71.5

Selected Consolidated Balance Sheet Data

(unaudited)

(In millions)

	June 30,	December 31,
	2023	2022(1)
Cash, cash equivalents and marketable securities	$1,010	$1,138
Total assets	1,220	1,345
Total liabilities	654	688
Total stockholders’ equity	566	657

(1) Derived from the audited financial statements for the quarter ended December 31, 2022, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023.

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